Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Midstream Partners GP LLC (as General Partner of Noble Midstream Partners LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-219287), Form S-3 (No. 333-221253), Form S-3ASR (No. 333-221252) and Form S-8 (No. 333-214277) of Noble Midstream Partners LP (including its Predecessor as defined in note 1 and collectively, the Partnership) of our reports dated February 19, 2019, with respect to the consolidated balance sheets of Noble Midstream Partners LP as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Noble Midstream Partners LP.

/s/ KPMG LLP

Houston, Texas
February 19, 2019